THIRD AMENDMENT TO DEED OF LEASE

THIS THIRD AMENDMENT TO DEED OF LEASE (this "Third Amendment") is made this 29 day of September, 2017 (the "Effective Date"), by and between **MACH I AREP CARLYLE CENTER LLC**, a Delaware limited liability company ("Landlord"), and **LEARNING TREE INTERNATIONAL USA, INC.**, a Delaware corporation ("Tenant").

WITNESSETH:

WHEREAS, pursuant to that certain Lease Agreement (Deed of Lease) dated April 20, 2007 (the "Original Lease"), Carlyle-Lane-CFRI Venture II, LLC ("Original Landlord") leased to Tenant, and Tenant leased from Original Landlord, approximately 10,993 rentable square feet of office space on the second (2nd) floor (the "Original Demised Premises") of the building known as Carlyle Center and having a street address of 1925 Ballenger Avenue, Alexandria, Virginia (the "Building"), as more particularly described in the Original Lease;

WHEREAS, pursuant to that certain First Amendment to Lease Agreement (Deed of Lease) dated May, 2008 (the "First Amendment"), Original Landlord and Tenant amended the Original Lease to provide for the demise to Tenant of an additional 3,044 rentable square feet of office space on the second (2nd) floor of the Building (the "Additional Demised Premises"), upon the terms and conditions set forth in the First Amendment;

WHEREAS, Landlord has succeeded to the interest of Original Landlord under the Original Lease, as amended;

WHEREAS, pursuant to that certain Second Amendment to Deed of Lease dated July 20, 2017 (the "Second Amendment"), Landlord and Tenant amended the Original Lease, as amended, to provide for an extension of the Lease Term until October 31, 2017, upon the terms and conditions set forth in the Second Amendment; and

WHEREAS, Landlord and Tenant desire to amend the Original Lease, as amended, to provide, *inter alia*, for: (i) the termination of the Lease with respect to the Termination Premises (hereinafter defined); (ii) the vacation by Tenant, and surrender to Landlord, of the Termination Premises; and (iii) the extension of the Lease Term until the Extended Lease Expiration Date (hereinafter defined), all upon the terms and conditions set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, it is hereby mutually agreed as follows:

1. **Incorporation of Recitals.** The foregoing recitals are hereby incorporated in this Third Amendment and are made a part hereof by this reference.

2. **Definitions.** All capitalized terms used in this Third Amendment shall have the meanings ascribed thereto in the Original Lease, as amended, unless otherwise defined herein. As used herein and in the Original Lease, as amended, the term "Lease" shall mean the Original Lease, as amended by the First Amendment, the Second Amendment and this Third Amendment. Landlord and Tenant hereby acknowledge and agree that after the date immediately following the Partial Termination Date (hereinafter defined), as used in the Lease, the term "Demised Premises" shall mean the Retained Demised Premises (hereinafter defined). As used herein (i) the term "Existing Demised Premises" means the Original Demised Premises together with the Additional Demised Premises, (ii) the term "Retained Demised Premises" means that certain portion of the Existing Demised Premises containing

approximately 8,060 rentable square feet of space and (iii) the term "Termination Premises" means that certain portion of the Existing Demised Premises that is not a part of the Retained Demised Premises. The Retained Demised Premises is more particularly shown as the shaded space on the attached Exhibit A, and the Termination Premises is more particularly shown as the shaded space on the attached Exhibit A-1.

3. **Partial Termination of Lease.** Subject to the terms and conditions set forth herein, the Lease with respect to the Termination Premises shall terminate as of 11:59 p.m. on February 28, 2018 (the "Partial Termination Date"). Provided that Tenant, and/or any party claiming by, through or under Tenant, timely vacates and surrenders possession of the Termination Premises as provided in Paragraph 4, below, then, except as otherwise expressly set forth in this Third Amendment, each of Landlord and Tenant shall be released from any and all of its obligations under the Lease with respect to the Termination Premises which accrue after the Partial Termination Date.

4. **Surrender of the Termination Premises by Tenant.** Tenant, and/or any party claiming by, through or under Tenant, shall vacate the Termination Premises and deliver same to Landlord on or before the Partial Termination Date in the condition required pursuant to the terms of the Lease. Should Tenant, and/or any party claiming by, through or under Tenant, fail to vacate the Termination Premises on or before the Partial Termination Date and/or fail to surrender the Termination Premises to Landlord in the condition required pursuant to the terms of the Lease on or before the Partial Termination Date, Tenant shall be deemed a holdover tenant in the Termination Premises and Tenant shall be subject to the provisions of Article 30 of the Original Lease (captioned, "Holding Over") with respect to the Termination Premises.

5. **Lease Term.** The Lease Term is hereby extended until December 31, 2022 (the "Extended Lease Expiration Date"), unless the Lease Term is earlier terminated in accordance with the terms of the Lease.

6. **"As-Is" Condition; Demising Work; Second Floor Balance.**

A. Tenant shall remain in possession of the Retained Demised Premises after the Partial Termination Date in its then "as-is" condition and Landlord shall have no obligation to perform, or pay for, any work, improvements or alterations in or to the Retained Demised Premises in connection with this Third Amendment or otherwise.

B. Notwithstanding the forgoing, Tenant hereby expressly acknowledges and agrees that (i) after the Partial Termination Date, Landlord shall have the right, but not the obligation, to, at Landlord's sole cost and expense, construct the demising wall or walls (or partitions) necessary to separate the Retained Demised Premises from the Termination Premises (the "Demising Work"), which Demising Work shall be undertaken in a manner and using materials selected by Landlord and (ii) if applicable, Landlord shall perform the Demising Work while Tenant is in occupancy of the Retained Demised Premises during days and hours other than Monday through Friday 9:00 a.m. to 5:00 p.m. or on weekend days or federal holidays. Landlord shall not be responsible for any damage to, or inconvenience or interference with, Tenant's business caused by Landlord's undertaking the Demising Work, provided that Landlord shall use reasonable efforts to minimize disruption to Tenant's business while Landlord is undertaking same. Tenant shall reasonably cooperate with Landlord in the performance of the Demising Work, including by moving any of Tenant's furniture, fixtures and/or equipment.

C. Tenant hereby expressly acknowledges and agrees that (i) until the completion of the Demising Work, the Retained Demised Premises will not be separately demised from the balance of the second (2nd) floor of the Building (the "Second Floor Balance"), (ii) Tenant shall not use or occupy

any portion of the Second Floor Balance (other than the Retained Demised Premises) and Tenant shall not permit others to use or occupy the Second Floor Balance (other than the Retained Demised Premises) and (iii) Tenant shall indemnify and hold Landlord and its agents, officers, directors and employees harmless from and against any cost, damage, claim, liability or expense (including attorneys' fees) incurred by or claimed against Landlord and its agents, officers, directors and employees, directly or indirectly, as a result of or in any way arising from Tenant's, or Tenant's agents, contractors, employees or invites, use and occupancy of the Termination Premises after the Partial Termination Date.

7. Minimum Rent.

A. From and after the Effective Date of this Third Amendment until September 30, 2017, Tenant shall continue to pay Landlord Minimum Rent for the Existing Demised Premises in accordance with the terms of the Original Lease, as amended. Notwithstanding anything to the contrary contained in the Original Lease, as amended, Tenant shall have no obligation to pay Minimum Rent for the Termination Premises for the period commencing on October 1, 2017 and ending on the Partial Termination Date.

B. Notwithstanding anything to the contrary contained in the Original Lease, as amended, subject to the terms of Paragraph 7(C), below, commencing on October 1, 2017, and continuing thereafter during the Lease Term, Tenant shall pay Minimum Rent for the Retained Demised Premises in the amounts set forth immediately below, which amounts shall be payable in equal monthly installments as set forth immediately below:

Period	Minimum Rent Per RSF	Minimum Rent	Monthly Minimum Rent
10/1/17 – 9/30/18	$38.00	$306,279.96	$25,523.33
10/1/18 – 9/30/19	$39.14	$315,468.36	$26,289.03
10/1/19 – 9/30/20	$40.31	$324,898.56	$27,074.88
10/1/20 – 9/30/21	$41.52	$334,651.20	$27,887.60
10/1/21 – 9/30/22	$42.77	$344,726.16	$28,727.18
10/1/22 – 12/31/22	$44.05	$355,043.04*	$29,586.92
[*on an annualized basis]			

Tenant shall pay Landlord the Minimum Rent payable pursuant to this Paragraph 7(C) in accordance with the terms and provisions of the Lease.

C. Provided that no Event of Default then exists, Minimum Rent shall be abated as follows: (i) by one hundred percent (100%) for the months of October, 2017 and November, 2017; (ii) provided that Tenant has not delivered an Early Termination Notice (hereinafter defined) to Landlord, by one hundred percent (100%) for the months of December, 2019 and January, 2020; and (iii) by the amount of $3,166.67 (which is equal to Monthly Minimum Rent for 1,000 rentable square feet of the Retained Demised Premises), for a Monthly Minimum Rent payment of Twenty-Two Thousand Three Hundred Fifty-Six and 67/100 Dollars ($22,356.67), for the months of December, 2017, January, 2018, February, 2018 and March, 2018.

8. Operating Expenses; Taxes; Insurance.

A. From and after the Effective Date of this Third Amendment until September 30, 2017, Tenant shall continue to pay Landlord Tenant's Proportionate Share of increases in Operating Expenses, Taxes and Insurance in accordance with the terms of the Original Lease, as amended.

B. Intentionally Omitted

C. Landlord and Tenant hereby expressly acknowledge and agree that, notwithstanding anything to the contrary contained in the Original Lease, as amended (i) during the period commencing on October 1, 2017 and ending on September 30, 2018, Tenant shall have no obligation to pay Landlord Tenant's Proportionate Share of increases in Operating Expenses, Taxes and Insurance with respect to the Retained Demised Premises and (ii) commencing on October 1, 2018, and continuing throughout the remainder of the Lease Term, Tenant shall pay to Landlord with respect to the Retained Demised Premises (a) Tenant's RP OPEX Proportionate Share (hereinafter defined) of the amount by which Operating Expenses exceed Operating Expenses incurred for the New Base Year (hereinafter defined), (b) Tenant's RP RET Proportionate Share (hereinafter defined) the amount by which Taxes exceed Taxes incurred for the New Base Year and (c) Tenant's RP OPEX Proportionate Share of the amount by which Insurance exceed Insurance incurred for the New Base Year, all in accordance with the terms and conditions of the Original Lease, as previously amended and as amended by the terms of this Paragraph 8(C). Landlord and Tenant hereby acknowledge and agree that (1) the term "Tenant's RP OPEX Proportionate Share" means 6.40%, (2) the term "Tenant's RP RET Proportionate Share" means 4.99% and (3) the term "New Base Year" means calendar year 2017.

9. Notices. Notwithstanding anything to the contrary contained in the Original Lease, as amended, all notices and other required communications to Landlord or Tenant, as applicable, under the Lease shall be delivered to:

If to Landlord:

Mach I AREP Carlyle Center LLC
c/o American Real Estate Partners Management LLC, as Agent
2350 Corporate Park Drive, Suite 110
Herndon, Virginia 20171
Attention: Asset Manager

with a copy to:

Holland & Knight LLP
800 17th Street N.W., Suite 1100
Washington, D.C. 20006
Attention: David S. Kahn, Esq.

If to Tenant:

Learning Tree International USA, Inc.
13650 Dulles Technology Drive, Suite 400
Herndon, VA 20171
Attention: Chief Financial Officer

with a copy to:

Odin, Feldman & Pittleman PC
1775 Wiehle Avenue, Suite 400
Reston, VA 20190
Attention: Ellen Farrell Sharpe, Esq.

10. Exterior Building Sign. Landlord and Tenant hereby expressly acknowledge and agree that notwithstanding anything to the contrary contained in the Original Lease, as amended (i) Landlord has the right, but not the obligation, at any time after the Partial Termination Date to remove from the façade of the Building Tenant's existing exterior Building sign, (ii) if Landlord removes such exterior sign during the Lease Term, such removal shall be at Landlord's sole cost and expense and (iii) if Landlord does not remove Tenant's existing exterior Building sign prior to the expiration of the Lease Term, Tenant shall remove the sign from the Building promptly after the end of the Lease Term and restore the Building to the condition that existed prior to the installation of such sign (reasonable wear and tear and casualty damage excepted), all at Tenant's sole cost and expense.

11. Tenant Termination Option.

A. Tenant shall have the one (1)-time right ("Termination Option") to terminate the Lease prior to the expiration of the Lease Term, which termination shall be effective as of November 30, 2019 ("Early Termination Date"). Tenant may exercise the Termination Option by delivering to Landlord written notice of Tenant's election to terminate the Lease (the "Early Termination Notice") on or before February 28, 2019, time being of the essence, which notice shall contain an early termination fee payable to Landlord in the amount of $27,074.88 ("Early Termination Fee"). In the event that Tenant timely delivers to Landlord the Early Termination Notice and the Early Termination Fee, and provided no Event of Default exists under the Lease, either at the time Tenant delivers the Early Termination Notice or on the Early Termination Date, then the Lease shall terminate as of the Early Termination Date.

B. The Early Termination Fee shall be in addition to, and not in lieu of, the payments of Minimum Rent and all other charges accruing under the Lease. Time shall be of the essence with respect to delivery of the Early Termination Notice and the Early Termination Fee. Notwithstanding the foregoing, in the event that Tenant fails to timely deliver the Early Termination Fee, then Landlord, at Landlord's sole option, may deem the Early Termination Notice void, in which event the Lease shall continue in full force and effect.

C. If the Lease is duly terminated pursuant to this Paragraph 11, and Tenant fails to vacate the Demised Premises on or before the Early Termination Date and/or fails to surrender the Demised Premises to Landlord in the condition required pursuant to the terms of the Lease on or before the Early Termination Date, then Tenant shall be deemed a holdover tenant in the Demised Premises and Tenant shall be subject to the provisions of Article 30 of the Original Lease with respect to the Demised Premises.

D. Tenant's rights under this Paragraph 11 are personal to Learning Tree International USA, Inc. and can not be exercised by any assignee, subtenant or any other person or entity (other than an affiliate or subsidiary of Learning Tree International USA, Inc. that succeeded to the interest of Learning Tree International USA, Inc., as "Tenant" under the Lease, in accordance with the terms of the Lease).

12. Broker. Landlord and Tenant recognize American Real Estate Partners Management LLC and G&E Real Estate, Inc., d/b/a Newmark Grubb Knight Frank, collectively, as Landlord's agent, (the "Broker") as the sole broker with respect to this Third Amendment. Landlord agrees to be responsible for the payment of any leasing commissions owed to Broker in accordance with the terms of a separate commission agreement entered into between Landlord and Broker. Landlord and Tenant each represent and warrant to the other that no other broker has been employed in carrying on any negotiations relating to this Third Amendment and shall each indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

13. Additional Modification. Article 37(B) of the Original Lease (captioned, "Extension Option") is hereby deleted in its entirety and is of no further force and effect.

14. Counterpart Copies. This Third Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Third Amendment.

15. Miscellaneous. This Third Amendment (a) shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns and (b) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

16. Ratification. Except as expressly amended by this Third Amendment, all other terms, conditions and provisions of the Original Lease, as amended, are hereby ratified and confirmed and shall continue in full force and effect.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Deed of Lease under seal as of the day and year first hereinabove written.

LANDLORD:

MACH I AREP CARLYLE CENTER LLC, a Delaware limited liability company

By: MACH I AREP Investments, LLC, a Delaware limited liability company its sole member

By: AREP MACH I EM Member LLC, a Delaware limited liability company, the Administrative Manager

By: ______________________
Brian Katz
President

TENANT:

LEARNING TREE INTERNATIONAL USA, INC., a Delaware corporation

By: ______________________
Name: Magnus Nylund
Title: COO

EXHIBIT A

FLOOR PLAN OF RETAINED DEMISED PREMISES



Retained Premises
Ballenger Avenue
John Carlyle Street

EXHIBIT A-1

FLOOR PLAN OF TERMINATION PREMISES


Termination Premises
Ballenger Avenue
John Carlyle Street